Exhibit 99.1

KULR Technology Group Reports Second Quarter 2022 Financial Results

SAN DIEGO / GLOBENEWSWIRE / August 15, 2022 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion (“Li-ion”) battery safety and thermal management technologies, today reported results for the second quarter ended June 30, 2022.

Second Quarter 2022 and Recent Operational Highlights:

•	With support of its major recycling partner, KULR gained immediate and open access to commercial partners and customers by securing United Parcel Service ("UPS") shipping certification, which allows for shipment of batteries utilizing the KULR Safe Case products through UPS' vast shipping network. The permit allows the United States Department of Transportation (“DoT”) compliant Safe Case to be used as a safe and reusable shipping container for Li-Ion battery transportation up to 2.1KWh (“Kilowatt-hour) and provides the Company's major recycling partner a safe shipping container that can handle batteries above 300Wh (“Watt-hour”).
•	Completed the licensing and started the construction of FTRC (Fractional Thermal Runaway Calorimetry) with multiple customer engagements already in queue and three purchase orders expected to close in September 2022.
•	Secured four major commercial accounts for KULR Safe Case products with deployment trials underway. Forecasts are for multi-million-dollar recurring commitments over the next 18 months.
•	Received a follow-on order for the space-developed phase change material (“PCM”) heat sink technology from leading aerospace and defense company Lockheed Martin Corporation.
•	Continued to iterate the biosensing solution for the Company’s Fortune 50 Metaverse customer. The recently revised engineering design improves pliability, increases conductivity, and enhances softness to the skin. The next shipment to the customer is estimated to take place in late August 2022 with customer testing to occur shortly thereafter.
•	Announced a partnership with E-One Moli Energy Corporation (“Molicel”) to advance KULR's total battery safety and thermal management solutions strategy.
•	Commenced installation of the fully automated battery testing program with initial processing capability of approximately 500,000 18650/21700 lithium-ion cells annually in support of NASA’s manned flight specification EP-WI-037. System installation will conclude in Q3 2022 with full capability processing beginning in Q4 2022. Screened cell capacity will be allocated to NASA and United States Department of Defense ("DoD") battery cell deployments as well as internal requirements related to KULR's qualified commercial cell deployments.

•	Filed two provisional patents with our development partners on high energy cathodes and high energy density anodes incorporating our carbon fiber substrate material.
•	Company continues to develop a universal modular battery product by combining its PPR technology and CellCheck for E-mobility, enterprise energy storage, data center and crypto-mining applications.

Management Commentary

“KULR is nearing the precipice of an inflection point, as the investments made across Research and Development, facility infrastructure, SG&A, and assembling a high-caliber workforce in the past year are translating towards impending customer sales,” said KULR CEO Michael Mo. “These strategic investments have resulted in the build out of our holistic total battery safety platform, providing customers with an extensive set of solutions to achieve battery sustainability within their respective ecosystems. We intend to expand our go-to-market efforts by upselling and cross-selling the individual components of the comprehensive platform to existing and new customers through a product sales or subscription model.

“The versatility of our holistic platform allows us to penetrate several different sectors and markets. More specifically, we’ve recently garnered significant customer interest across several verticals, including energy storage, battery recycling, electric aviation, industrial and power tools equipment, and e-mobilities, which amass to a total of over 300 enterprise and government organizations in the sales pipeline. Barring any unpredictable challenges with the supply chain and other macroeconomic factors, we are confident there will be an inevitable ramp in sales volumes as we begin to recognize these customer engagements from a revenue standpoint over the coming quarters. We are encouraged by the momentum we’re seeing and remain keen on transforming KULR into a leading platform company that enables the sustainability of the circular electrification economy.”

Second Quarter 2022 Financial Results

Revenues: In the second quarter ended June 30, 2022, revenue slightly decreased to $588,000 from $628,000 reported in the same period last year. The decrease in revenue was primarily due to lower contract services and product sales revenues in the quarter.

Cash: As of June 30, 2022, the Company had $13.0 million of cash compared to $14.9 million as of December 31, 2021.

Gross Margins: Gross margin was 28% in the quarter ended June 30, 2022, compared to 30% in the same period last year.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $4.3 million in the second quarter of 2022 from $2.7 million in the same year-ago period. The increase in SG&A expenses was primarily due to increases in labor costs from new hires as well as expanded marketing and advertising expenses.

Research and Development (R&D) Expenses: R&D expenses in the second quarter of 2022 increased to $999,000 from $353,000 in the same period last year. The increase was due primarily to an increase in employee headcount spent on R&D and three new projects for automation, battery, and drone design initiated in 2021.

Operating Loss: Loss from operations was $5.2 million for the second quarter of 2022, compared to $2.9 million from the same period last year. The increased operating loss was driven primarily by increases in R&D and SG&A expenses.

Net Loss: Net loss for the second quarter of 2022 increased to $5.3 million, or a loss of $0.05 per share, compared to a net loss of $3.0 million, or a loss of $0.06 per share from the same period last year.

Conference Call

The Company has scheduled a conference call for August 15, 2022, at 4:30 p.m. ET to discuss these results. Michael Mo, KULR’s CEO; Keith Cochran, President & COO, and Simon Westbrook, CFO, will provide a business update for the Company followed by a question-and-answer period.

To access the call:
Dial-In Number: 855-459-0165
Access Code: 361411

Please call the conference telephone number 10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be available for replay here and via the Investor Relations section of KULR’s website.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:
Tom Colton or Matt Glover
Gateway Investor Relations
Main: (949) 574-3860
KULR@gatewayir.com